Exhibit 22
Stock Purchase Agreement
This Stock Purchase Agreement (this “Agreement”) is made as of December 19, 2024 (the “Effective Date”), by and between S&W Seed Company (the “Company” or “Buyer”) and MFP Partners, L.P., a Delaware limited partnership (“Seller”).  Buyer and Seller are referred to from time to time in this Agreement individually as a “Party” and together as the “Parties.”
Buyer has agreed to purchase from Seller, and Seller has agreed to sell to Buyer, 200,000 shares of common stock (the “Shares”) of the Company.
In consideration of and upon the basis of the representations, warranties and agreements and subject to the terms and conditions set forth in this Agreement, the Parties agree as follows:
1.          Purchase and Sale.  Upon the terms and subject to the conditions of this Agreement, Buyer hereby purchases from Seller, and Seller hereby sells to Buyer, all of the Shares for an aggregate purchase price of $30,000.00 US (the “Purchase Price”), payable by wire transfer of immediately available funds to a bank account designated by MFP.  Concurrent with the execution of this Agreement, the Buyer shall transfer to the Seller immediately available funds equal to the aggregate Purchase Price of the Shares. Buyer acknowledges and agrees that the Shares may be restricted securities held in certificated form or at the Company’s transfer agent and accordingly may take longer than usual to complete the physical transfer of the Shares from Seller to the Company; provided, however, that all right, title and interests with respect to the Shares shall be transferred to the Company as of the Effective Date notwithstanding any delays in the physical delivery of the Shares.  Without limiting the foregoing, within seven (7) calendar days following the execution of this Agreement, Seller shall instruct the Company (or its respective transfer agent) to effectuate the transfer of the Shares to the Buyer, and the Parties agree to cooperate together and take the steps necessary to effectuate the transfer of the Shares following the execution of this Agreement.
2.          Representations and Warranties of Seller.  Seller hereby represents and warrants to Buyer on the date hereof, as follows:
(a)          Seller has full power and authority to enter into this Agreement and to sell the Shares to Buyer.  The execution and delivery by the Seller and the consummation by the Seller of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Seller.  This Agreement has been duly executed and delivered by the Seller and (assuming due execution and delivery by Buyer) constitutes a valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms.
(b)          neither the execution and delivery by the Seller of this Agreement nor the repurchase by the Buyer of Shares will, directly or indirectly, contravene, conflict with or result (with or without notice or lapse of time) in a violation or breach of (a) any laws or governmental orders to which the Seller or any of its respective assets are subject; (b) any provision of Seller’s organizational documents; (c) any contract, agreement, understanding, commitment or other arrangement to which the Seller is a party or by which it or the Shares are bound; or (d) require any notice to, or consent or approval of, any governmental entity or third party.
(c)          upon completion of the transactions contemplated by this Agreement, Buyer will receive good and marketable title to the Shares, free and clear of any encumbrance, lien, claim, charge, security interest or other interests.  There are no voting agreements to which the Seller is a party or by which the Seller is bound pertaining to the Shares. The Shares are not subject to any agreement that would in any way restrict the Seller’s right to sell and transfer the Shares pursuant to the terms of this Agreement.
(d)          neither Seller, its affiliates nor anyone acting on its behalf has offered or sold the Shares by means of any form of general advertising or general solicitation within the meaning of Rule 502(c) under the Securities Act of 1933, as amended (the “Securities Act”).
(e)          Seller acquired the Shares without a view to any public resale, subsequent distribution or other distribution thereof in violation of the Securities Act.
(f)          Neither Seller, its affiliates nor anyone acting on its behalf is a party to any contract, agreement or understanding with any person that would give rise to any brokerage commission or finder’s fee in connection with the sale of the Shares to Buyer or consummation of the transactions contemplated by this Agreement.
(g)          Seller has received and carefully reviewed the Company's latest Annual Report on Form 10-K, all subsequent public filings of the Company with the Securities and Exchange Commission, other publicly available information regarding the Company, and such other information that it and its advisers deem necessary to make its decision to enter into the transactions contemplated by this Agreement.
(h)          Seller has evaluated the merits and risks of the transactions contemplated by this Agreement based exclusively on its own independent review and consultations with such investment, legal, tax, accounting and other advisers as it deemed necessary. Seller has made its own decision concerning the transactions contemplated by this Agreement without reliance on any representation or warranty of, or advice from, Buyer.
(i)          Neither Buyer nor any of its affiliates, members, employees and agents (i) has been requested to or has provided Seller with any information or advice with respect to the Shares nor is such information or advice necessary or desired, or (ii) has made any representation as to the Company.
(j)          Seller acknowledges and understands that (i) Buyer possesses material nonpublic information regarding the Company not known to Seller that may impact the value of the Shares, including, without limitation, (x) information received by principals and employees of Buyer in their capacities as director, significant stockholders and/or affiliates of the Company, (y) information otherwise received from the Company on a confidential basis, and (z) information received on a privileged basis from the attorneys and financial advisers representing the Company and its Board of Directors (collectively, the “Information”), and that Buyer is unable to disclose the Information to Seller. Seller understands, based on its experience, the disadvantage to which Seller is subject due to the disparity of information between Seller and Buyer. Notwithstanding such disparity, Seller has deemed it appropriate to enter into this Agreement and to consummate the transactions contemplated by this Agreement.
(k)          Seller agrees that none of Buyer, its affiliates, principals, members, employees and agents shall have any liability to Seller, its affiliates, principals, stockholders, partners, employees, agents, grantors or beneficiaries, whatsoever due to or in connection with Buyer’s non-disclosure of the Information, and Seller hereby irrevocably waives any claim that it might have based on the failure of Buyer to disclose the Information.
(l)          Seller acknowledges that (i) Buyer is relying on Seller's representations, warranties, acknowledgments and agreements in this Agreement as a condition to proceeding with the transactions contemplated by this Agreement; and (ii) without such representations, warranties and agreements, Buyer would not enter into this Agreement or engage in the transactions contemplated by this Agreement.
(m)          Seller hereby acknowledges that it shall have no rights with respect to the Shares, as a stockholder of the Company or otherwise, with respect to any future sale, acquisition, merger, liquidation, dissolution or other corporate event regarding the Company or its assets (any of the foregoing, a “Liquidation Transaction”).  Seller further expressly acknowledges that any such Liquidation Transaction may result in the payment by the Company or a third party of assets, funds or other proceeds to the Company’s stockholders in a manner such that the value attributed to the Company’s capital stock in such Liquidation Transaction (either in an aggregate amount or on a per share basis) may be greater than the Purchase Price.  Seller agrees that the Purchase Price is fair and equitable to Seller. Seller acknowledges that arm’s-length negotiations between the Company and Seller resulted in Seller agreeing to the sufficiency of the payment for the Company’s purchase of the Shares.
3.          Representations and Warranties of Buyer.  Buyer hereby represents and warrants to Seller on the date hereof, as follows:
(a)          Buyer has full power and authority to enter into this Agreement and to repurchase the Shares from Seller.  The execution and delivery of this Agreement by the Buyer and the consummation by the Buyer of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Buyer.  This Agreement has been duly executed and delivered by the Buyer and (assuming due execution and delivery by Seller) constitutes a valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms.
(b)          Neither the execution and delivery by the Buyer of this Agreement, nor the repurchase by the Buyer of Shares will, directly or indirectly, contravene, conflict with or result (with or without notice or lapse of time) in a violation or breach of (a) any laws or governmental orders to which the Buyer or any of its respective assets are subject; (b) any provision of Buyer’s organizational documents; (c) any contract, agreement, understanding, commitment or other arrangement to which the

Buyer is a party or (d) require any notice to, or consent or approval of, any governmental entity or third party (other than disclosures required in the Company’s filings with the U.S. Securities and Exchange Commission).
(c)          Buyer (i) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits, risks and suitability of the transactions contemplated by this Agreement, (ii) is able to bear the risk of an entire loss of its investment in the Shares, and (iii) is consummating the transactions contemplated by this Agreement with a full understanding of all of the terms, conditions and risks and willingly assumes those terms, conditions and risks.
(d)          Buyer has evaluated the merits and risks of the transactions contemplated by this Agreement based exclusively on its own independent review and consultations with such investment, legal, tax, accounting and other advisers as it deemed necessary. Buyer has made its own decision concerning the transactions contemplated by this Agreement without reliance on any representation or warranty of, or advice from, Seller.
(e)          Neither Seller nor any of its affiliates, members, employees and agents (i) has been requested to or has provided Buyer with any information or advice with respect to the Shares nor is such information or advice necessary or desired, or (ii) has made or makes any representation as to the Company.
(f)          Buyer is an accredited investor, as defined in Rule 501 under the Securities Act of 1933, as amended (the “Securities Act”).  Buyer is making this investment for its own account and not for the account of others and is not buying the Shares with the present intention of reselling them.
(g)          Buyer acknowledges that (i) Seller is relying on Buyer's representations, warranties, acknowledgments and agreements in this Agreement as a condition to proceeding with the transactions contemplated by this Agreement; and (ii) without such representations, warranties and agreements, Seller would not enter into this Agreement or engage in the transactions contemplated by this Agreement.
4.          Indemnification.  Each Party (the “Indemnifying Party”) agrees to indemnify and hold harmless the other Party, its affiliates and their respective officers, directors, members, managers, partners, employees, agents, advisors and controlling persons (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities, amounts paid in settlement and reasonable expenses incurred by such Indemnified Person arising out of the breach by the Indemnifying Party of its respective representations, warranties and covenants in this Agreement.  NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IN NO EVENT SHALL ANY PARTY HEREUNDER BE LIABLE FOR LOSS OF PROFIT, GOODWILL OR OTHER CONSEQUENTIAL OR INCIDENTAL DAMAGES ARISING OUT OF THIS AGREEMENT. THE RESPECTIVE TOTAL LIABILITY OF SELLER AND BUYER FOR ALL CLAIMS THAT ARISE OUT OF THIS AGREEMENT SHALL NOT EXCEED THE PURCHASE PRICE.
5.          Board Observer Rights.  The Company hereby grants Seller the right to designate one (1) individual (the “Observer”), who shall be a representative of Seller reasonably acceptable to the Company, to attend all meetings (whether in person, telephonic or otherwise) of the Company’s Board of Directors (the “Board”) and all committees of the Board in a non-voting, observer capacity, and, in this respect, shall provide to the Observer copies of all notes, minutes, consents and other materials (collectively, “Board Materials”) that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that the Company reserves the right to withhold any information regarding and to exclude the Observer from executive sessions of the Board and/or any committee, and to withhold information and to exclude the Observer from any meeting or portion thereof if the Board determines in good faith that (i) restricting access to such information or attendance at such meeting is reasonably necessary based on advice of outside counsel, to preserve the attorney-client privilege between the Company and its counsel; (ii) access to such information or attendance at such meeting is reasonably likely to result in a conflict of interest between Seller or the Observer and the Company; or (iii) Seller or the Observer, or any of their respective affiliates, is a competitor of the Company.  If the Board determines that any information access restriction applies to the Observer, such restriction shall be limited to only that which is reasonably necessary and the Board shall so inform the Observer in advance of the meeting to which such restricted information relates and, to the extent possible under such restriction, shall indicate the reason for not providing the Observer with access to such information.  This Section 5 shall terminate upon the earliest of: (a) the date on which there no longer is any effective Irrevocable Standby Letter Of credit provided by JPMorgan Chase Bank, N.A. at Seller’s request to secure obligations of the Company under one or more of the Company’s credit facilities; and (b) the consummation of a merger or consolidation of the Company with another entity in which the Company is not the surviving entity.
6.          Confidential Information.  Seller acknowledges that if it elects to exercise its right to designate an Observer, it and the Observer may receive or otherwise become privy to Confidential Information (as defined below) in connection with the observation rights provided for pursuant to this Agreement.  Seller and the Observer will keep confidential and will not disclose or divulge to any third party any Confidential Information obtained from the Company pursuant to the terms of this Agreement (a) other than to any of Seller’s or the Observer’s attorneys, accountants, consultants, and other professionals, in connection with their provision of services to Seller or the Observer, who are subject to a duty of confidentiality to Seller or Observer that covers the Confidential Information; or (b) except to the extent required by law, rule, regulation or legal process or requested by any governmental, regulatory or self-regulatory authority; provided that Seller shall first have given written notice to the Company (to the extent legally permissible) and, at the Company’s request and expense, shall cooperate with the Company’s efforts to obtain a protective order requiring that the Confidential Information so disclosed be limited to only such Confidential Information as required and responsive to such request.  In addition, Seller acknowledges that while in possession of Confidential Information, it will comply with United States securities laws with respect to trading in Company securities to the extent the Seller is in possession of material nonpublic information of the Company, as that term is used in Regulation FD. As used in this Agreement, “Confidential Information” means all confidential information and materials that Seller and the Observer receive, or are given access to, in connection with meetings of the Board pursuant to this Agreement.  However, Confidential Information will not include any information that: (i) was or becomes legally in the possession of Seller or the Observer or publicly available without any violation of this Agreement by Seller or the Observer (including, without limitation, information that becomes available to Seller without reliance on information, knowledge or data provided by the Company that has not become publicly known or been made available in the public domain); (ii) has been acquired by Seller or the Observer without any obligation of confidentiality before receipt of such information from the Company; (iii) has been furnished to Seller or the Observer by a third party without any obligation of confidentiality; (iv) information that is independently acquired or developed by Seller or the Observer; or (v) information that is explicitly approved in writing for release by the Company prior to any disclosure or use by Seller or the Observer. Seller and Observer shall not otherwise use any Confidential Information for any purpose other than the evaluation of information for the benefit of Seller, its affiliates or the Company.  Seller shall immediately notify the Company in any event of any loss or unauthorized disclosure of any Confidential Information. Seller agrees to be responsible for any breach of this Agreement by any person to whom Seller or Observer discloses Confidential Information.  THE COMPANY IS PROVIDING CONFIDENTIAL INFORMATION AND BOARD MATERIALS ON AN “AS IS” BASIS FOR USE BY THE OBSERVER AT ITS OWN RISK.  THE COMPANY DISCLAIMS ALL WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF TITLE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE.  Seller acknowledges and agrees that the breach of this Agreement by Seller or Observer could result in irreparable injury to the Company such that no remedy at law would adequately protect or appropriately compensate the Company for such injury.  Accordingly, Seller agrees that the Company shall have the right to seek to enforce this Section 6 and any of its provisions by injunction, specific performance or other equitable relief, without posting bond and without prejudice to any other rights and remedies that the Company may have.
7.          Release.  Seller hereby forever generally and completely releases and discharges the Company and its affiliates, officers, directors, stockholders and agents, and their respective successors and assigns, from any and all claims, liabilities, obligations and demands of every kind and nature, in law, equity or otherwise, known or that reasonably should have been known, disclosed and undisclosed, arising out of the purchase of the Shares.
8.          Miscellaneous. This Agreement (i) shall constitute the binding agreement of the Parties with respect to the subject matter hereof; (ii) shall constitute the sole and entire agreement of the Parties, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to the subject matter of this Agreement; (iii) may be executed in counterparts, each of which shall be deemed an original, including by facsimile, e-mail or other means of electronic transmission of executed counterparts, which together shall constitute one and the same agreement; (iv) all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such costs and expenses; (v) each of the Parties shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions of this Agreement and give effect to the transactions contemplated by this Agreement; (vi) if any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction; (vii) this Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party; (viii) no waiver by any Party of any of the provisions of this Agreement shall be effective unless explicitly set forth in writing and signed by the Party so waiving; (ix) neither party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other party; and (x) this Agreement shall be binding upon and shall inure to the benefit of the Parties and their permitted successors and assigns. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of conflict of law provision or rule (whether of the State of New York or any other jurisdiction). Time shall be of the essence in this Agreement.
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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.
Seller:	MFP Partners, L.P.

	By:	/s/ Timothy E. Ladin
Name: Timothy E. Ladin
Title: Chief Legal Officer

Buyer:	S&W Seed Company

	By:	/s/ Alan D. Willits
Name: Alan D. Willits
Title: Board Chairman